Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (file Nos. 333-155065, 333-163736, 333-173865 and 333-177095) and on Form S-3 (file No. 333-186488) of Energy XXI (Bermuda) Limited (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our audit letter dated September 3, 2015 in the Annual Report on Form 10-K for the year ended June 30, 2015, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas
September 25, 2015